EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-52648, 333-120968, 333-148339 and 333-159590 on Form S-8 of Endo Pharmaceuticals Holdings Inc. and subsidiaries (the “Company”) of our reports dated February 26, 2010, relating to the consolidated financial statements and financial statement schedule of the Company (which report expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph relating to the adoption of the new authoritative guidance on convertible debt instruments that may be settled in cash or other assets upon conversion, effective January 1, 2009), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania February 26, 2010